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                                                                    EXHIBIT 99.1



                 [FELDMAN FINANCIAL ADVISORS, INC. LETTERHEAD]



August 20, 1997


Board of Directors
Atlantic Liberty Savings, F.A.
186 Montague Street
Brooklyn, New York  11201

Gentlemen:

This letter sets forth the agreement between Atlantic Liberty Savings, F.A. (the "Association") and Feldman Financial Advisors, Inc. ("FFA"), whereby the Association has engaged FFA to provide an independent appraisal of the estimated aggregate pro forma market value (the "Valuation") of the shares of common stock that are to be outstanding upon completion of the reorganization of the Association from a federally chartered savings and loan association into the mutual holding company structure and the contemporaneous issuance of a minority ownership interest in the resulting stock savings and loan association subsidiary (the "Reorganization").

FFA agrees to deliver the Valuation, in writing, to the Association at the address above on or before a mutually agreed upon date. Further, FFA agrees to perform such other services as are necessary or required of the independent appraiser in connection with comments from the Association's regulatory authorities and updates of the Valuation as from time to time may be necessary, both after initial approval by the Association's regulatory authorities and prior to the time the Reorganization is completed. FFA also agrees to assist the Association in the preparation of its regulatory business plan in connection with the Reorganization application to be filed with the Office of Thrift Supervision ("OTS") and to accompany the Association at all meetings with the OTS to review the business plan. FFA will also assist the Association in responding to all OTS inquiries regarding the business plan.

The Association agrees to pay FFA a consulting fee of $14,000: $11,000 for FFA's appraisal services and $3,000 for services in conjunction with the preparation of the Association's regulatory business plan. The Association also agrees to reimburse FFA for certain out-of-pocket expenses necessary and incident to the completion of the services described above. These expenses shall not exceed $2,000 without the prior consent of the Association. Reimbursable expenses for courier delivery, copying, travel, data materials and report reproduction shall be paid to FFA as incurred and billed. Payment of the consulting fee shall be made according to the following schedule:

            -   $2,000  upon execution of this Agreement;
            -   $3,000  upon completion of the Association's regulatory
                        business plan;
            -   $6,000  upon delivery of the completed appraisal report to the
                        Association; and,
            -   $3,000  upon completion of the Reorganization.
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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Atlantic Liberty Savings, F.A.
August 20, 1997
Page 2


If, during the course of the Association's Reorganization, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described above such that FFA must supply services beyond that contemplated at the time this contract was executed, the terms of this agreement shall be subject to renegotiation by the Association and FFA. Such unforeseen events shall include, but not be limited to, major changes in the stock conversion and mutual holding company regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in the Association's management or operating policies, and excessive delays or suspension of processing of the Reorganization.

In the event the Association shall for any reason discontinue the Reorganization prior to delivery of the completed appraisal and payment of the progress payment fee totaling $6,000, the Association agrees to compensate FFA according to FFA's standard billing rates for consulting appraisal services based on accumulated and verifiable time expended, provided that the total of such charges shall not exceed $8,000 plus reimbursable expenses.

In order to induce FFA to render the aforesaid services, the Association agrees to the following:

         1. The Association agrees to supply FFA such information with respect to the Association's business and financial condition as FFA may reasonably request in order for FFA to perform the aforesaid services. Such information shall include, without limitation: annual financial statements, periodic regulatory filings and material agreements, corporate books and records, and such other documents as are material for the performance by FFA of the aforesaid services.

         2. The Association hereby represents and warrants to FFA (i) that to its best knowledge any information provided to FFA by or on behalf of the Association, will not, at any relevant time, contain any untrue statement of a material fact or fail to state a material fact necessary to make the information or statements therein not false or misleading, (ii) that the Association will not use the product of FFA services in any manner, including in a proxy or offering circular, in connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements not false or misleading, and (iii) that all documents incorporating or relying upon FFA services or the product of FFA services will otherwise comply with all applicable federal and state laws and regulations. Any valuations or opinions issued by FFA may be included in its entirety in any communication by the Association in any application, proxy statement or prospectus; however, such valuations or opinions may not be excerpted or otherwise publicly referred to without FFA's prior written consent nor shall FFA be publicly referred to without FFA's prior written consent; however, such consent shall not be unreasonably withheld.
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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Atlantic Liberty Savings, F.A.
August 20, 1997
Page 3


         3. FFA's Valuation will be based upon the Association's representation that the information contained in the Reorganization application and additional information furnished to us by the Association and its independent auditors is truthful, accurate, and complete in all material respects. FFA will not independently verify the financial statements and other information provided by the Association and its independent auditors, nor will FFA independently value the assets or liabilities of the Association. The Valuation will consider the Association only as a going concern and will not be considered as an indication of the liquidation value of the Association.

         4. FFA's Valuation is not intended, and must not be represented to be, a recommendation of any kind as to the advisability of purchasing shares of common stock in the Reorganization. Moreover, because the Valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, FFA will give no assurance that persons who purchase shares of common stock in the Reorganization will thereafter be able to sell such shares at prices related to FFA's Valuation.

         5. The Association agrees that it will indemnify and hold harmless FFA and its officers and employees (collectively, "FFA indemnified persons") from and against any and all liabilities arising from or based upon this agreement or the services provided by FFA hereunder, except to the extent that such liabilities are adjudicated by a final judgment (after all appeals or the expiration of time to appeal) to result from the negligence or willful misconduct of a FFA indemnified person. The Association agrees that it will promptly reimburse, as incurred, all reasonable legal fees and expenses, and other reasonable out-of-pocket disbursements, paid by any FFA indemnified person in connection with any claim subject to indemnification hereunder in advance of the final determination of any proceeding if the FFA indemnified person furnishes the Association: (i) a written statement that it is FFA's good faith belief that the FFA indemnified person is entitled to indemnification hereunder; (ii) a written undertaking by such indemnified person to repay the advance if a final judgment (after all appeals or the expiration of time to appeal) is entered against such person based upon such person's negligence or willful misconduct; and
                 (iii) an acknowledgment that the FFA indemnified person shall not be entitled to indemnification hereunder and shall promptly reimburse any advancement of fees and expenses if the FFA indemnified person enters into any settlement of a claim subject to indemnification hereunder without the prior written consent of the Association. Each FFA indemnified person shall give prompt written notice to the Association of the commencement of any action or proceeding and the Association shall have the right to participate, at its expense, in contesting, defending or litigating the
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FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors
Atlantic Liberty Savings, F.A.
August 20, 1997
Page 4


                 same. A FFA indemnified person shall have the right to employ its own counsel in connection with all matters referred to in this Paragraph, and such counsel shall have the right to take charge of such matter for such person; provided, however, that the Association shall not be liable under this Paragraph for the fees and expenses of more than one counsel for all FFA indemnified persons unless a conflict of interest exists between or among FFA indemnified persons.

         6. The Association and FFA are not affiliated, and neither the Association nor FFA has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. It is understood that FFA is not a seller of securities within the scope of any federal or state securities law and any report prepared by FFA shall not be used as an offer or solicitation with respect to the purchase or sale of any security, it being understood that the foregoing shall not be construed to prohibit the filing of any such report as part of the Reorganization application or SEC and blue sky filings or customary references thereto in applications, filings, proxy statements and prospectuses.

                          *       *       *       *

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to FFA a signed copy of this letter.

Yours very truly,

FELDMAN FINANCIAL ADVISORS, INC.

By:  /s/ TRENT R. FELDMAN
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     Trent R. Feldman
     President


AGREED AND ACCEPTED:

ATLANTIC LIBERTY SAVINGS, F.A.

By:        [SIG]
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Title:     President
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Date:      8/27/97
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